Exhibit 10.1

                             BARNESANDNOBLE.COM LLC
                                 76 Ninth Avenue
                            New York, New York 10011

                                               As of March 9, 2005

Ms. Marie Toulantis
875 Fifth Avenue
New York, New York  10021

Dear Ms. Toulantis:

     We refer to your existing employment agreement with the undersigned dated as of October 31, 2002 (the "Existing Agreement"). In contemplation of and in connection with the merger of B&N.com Acquisition Corp. into barnesandnoble.com inc. ("B&N.com") on May 27, 2004 (the "Merger Date"), pursuant to which Barnes & Noble, Inc. ("B&N") became the beneficial owner of 100% of the ownership interests in B&N.com and barnesandnoble.com llc (collectively, the "Company"), we have heretofore agreed to certain modifications to the terms of the Existing Agreement. This letter agreement is intended to set forth our mutual understanding regarding those and other modifications to the Existing Agreement. Accordingly, we are pleased to agree and confirm the following:

     1. Employment; Duties. You agree to continue to be Chief Executive Officer of the Company for the term of this Agreement. In this capacity you shall perform such duties and have such responsibilities as are typically associated with the office of Chief Executive Officer, including such duties and responsibilities as are prescribed by the Board of Directors of the Company (the "Board") consistent with the office of Chief Executive Officer. While you are the Company's employee, you agree to devote your full business time and attention to the performance of your duties and responsibilities hereunder.

     2. Term. (a) Unless terminated earlier in accordance with the provisions set forth below, the term of this Agreement will be for a period beginning on the date hereof and ending on the third anniversary of the date hereof. At the expiration (but not earlier termination) of the term (including any renewal term), the term of this Agreement shall automatically renew for an additional period of one year, unless either party has given the other party written notice of non-renewal at least six months prior to such renewal.

     (b) This Agreement shall terminate upon your death and may be terminated by the Company by written notice to you following your Disability (as defined below). This Agreement may also be terminated by the Company for Cause (as defined below) upon written notice to you. This Agreement may also be terminated by you for Good Cause (as defined below) upon written notice to the Company.

     (c) For purposes of this Agreement:

          (i) "Cause" shall mean (A) your final conviction of a felony impacting on the performance of your duties or involving a crime of moral turpitude, or (B) misappropriation or embezzlement in the performance of your duties as an employee of the Company, or (C) willfully engaging in conduct materially injurious to the Company and in violation of your obligations under this Agreement, which violation continues for at least 30 days after written notice thereof from the Company to you specifying such violation in reasonable detail.

          (ii) "Disability" shall mean a written determination by a physician mutually agreeable to the Company and you (or, in the event of your total physical or mental disability, your legal representative) that you are physically or mentally unable to perform your duties of Chief Executive Officer under this Agreement and that such disability can reasonably be expected to continue for a period of six consecutive months or for shorter periods aggregating 180 days in any 12-month period.

     3. Compensation.

     3.1. Salary. Effective for the fiscal year of the Company commencing February 1, 2004 ("fiscal 2004"), the Company will pay you, for all services you perform hereunder, an annual salary of $600,000, or such higher amount as the Compensation Committee of the Board (the "Compensation Committee") may determine, payable in accordance with the Company's payroll schedule applicable to executive officers of the Company.

     3.2. Bonus Compensation. (a) In addition to your above-mentioned salary, we will pay you, within 90 days following the end of each fiscal year of the Company during the term of your employment, annual bonus compensation of 150% of your base salary based upon the achievement of a certain pre-set target established prior to such fiscal year by the Compensation Committee, with upward and downward adjustments to such 150% bonus percentage, ranging from zero to 175% of your base salary, based on the extent to which you exceed or fall short of such pre-set target, all as determined by the Compensation Committee at the time such pre-set target is established. You will be notified of such pre-set targets and the related adjustments promptly after they are established by the Compensation Committee, and you acknowledge that you have heretofore received such information with respect to fiscal 2004. The foregoing performance bonus for fiscal 2004 shall be payable 50% in cash and 50% in restricted stock granted under the B&N 2004 Incentive Plan (the "Incentive Plan"), such restricted stock to vest in equal one-third increments on the first through third anniversaries of the date of grant, respectively. The payment of any other performance bonus shall be in such percentages of cash and restricted stock as the Compensation Committee shall determine.

     (b) In addition to the foregoing performance bonus, as previously agreed and subject to your continued employment with the Company through such payment date, we will pay you a cash retention bonus of (i) one million dollars ($1,000,000) on the first anniversary of the Merger Date and (ii) one million dollars ($1,000,000) on the second anniversary of the Merger Date. Any unpaid amount of the foregoing retention bonus, whether or not then due, shall be payable to you in full if at any time prior to the second anniversary of the Merger Date, (A) your employment is terminated by the Company for any reason (other than for Cause) or (b) you voluntarily terminate your employment for Good Cause.

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     3.3. Employee Benefits. During the term of your employment, you will participate in and receive any benefits to which you are entitled under employee benefit plans which the Company provides for all employees, as well as all benefits which the Company provides, or may at any time in the future provide, for its executive officers.

     3.4. Expenses; Car Allowance. During the term of your employment, we will:
(a) pay you a car allowance per month of $1,000, or such higher amount as may be determined by the Compensation Committee; and (b) reimburse you for all expenses incurred by you in the performance of your duties and responsibilities under this Agreement, including, without limitation, entertainment and travel expenses, in accordance with the policies and procedures established by the Compensation Committee.

     3.5. Disability Insurance. In addition to the foregoing, we will obtain in your name a disability insurance policy providing for monthly payments to you of at least $12,500 during the period of any disability until the earlier of your attaining age 65 or death. During the term of your employment, we will pay all premiums due on such policies.

     3.6. Severance. In the event of the expiration or termination of the term of your employment (other than for Cause, your death or Disability, or your voluntary termination of your employment, whether through resignation, non-renewal or otherwise), we will pay you a lump sum, within 30 days following such expiration or termination, equal to (a) the sum of (i) your then annual salary, (ii) your annual bonus for the then most recently completed fiscal year of the Company, and (iii) the then aggregate annual dollar amount of the payments made or to be made by the Company for purposes of providing you with the benefits set forth in paragraphs 3.3 through 3.5 above, multiplied by (b) the greater of (i) two or (ii) the number of months remaining in the term of this Agreement divided by 12. You shall be under no duty to mitigate damages and the amount paid to you under this paragraph 3.6 shall not be diminished in any way by your earnings or income from any other sources.

     3.7. Stock Options. If the Company's pre-set target for fiscal 2004 referred to in Section 3.2(a) above is achieved, you will be granted under the Incentive Plan "nonqualified" stock options to purchase 50,000 shares of common stock of the Company at an exercise price equal to fair market value on the date of grant. Such options shall expire on the earlier of (a) the tenth anniversary of the date hereof and (b) one year after the expiration or earlier termination (other than for Cause) of the term of your employment, unless otherwise extended by the Compensation Committee. Such options shall vest and be exercisable in equal one-fourth increments on the first through fourth anniversaries of the date of grant, respectively. Notwithstanding the foregoing, all such options shall vest and be immediately exercisable in full upon a Change of Control (as defined below) or upon the earlier expiration or termination of this Agreement (unless such earlier termination is for Cause or results from your voluntary termination of your employment).

     3.8. Change of Control Payments. (a) If at any time before the second anniversary of the Merger Date, (i) your employment is terminated by the Company for any reason (other than for Cause) or (ii) you voluntarily terminate your employment for Good Cause, the Company shall pay to you the following amount:
(A) the sum of (x) your then annual salary, (y) your then most recent annual bonus, and (z) the then aggregate annual dollar amount of the

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payments made or to be made by the Company for purposes of providing you with the benefits set forth in paragraphs 3.3 through 3.5 above, multiplied by (B) three; provided that the maximum amount payable pursuant to this Section 3.8(a) shall be the maximum amount payable to you without triggering an excise tax under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision thereto ("Section 280G"). The amount due under this Section 3.8(a) shall be paid to you in one lump sum within 30 days after the date your employment terminates. Subject to the Section 280G limitation referred to above, to the extent that you are not fully vested in any retirement benefits from any pension, profit-sharing or other retirement plan or program maintained by the Company, the Company shall pay directly to you the difference between the amounts which would have been paid to you had you been fully vested on the date that your employment terminates and the amounts actually paid or payable to you pursuant to such plans or programs. The amounts payable to you under this Section 3.8(a) shall be in lieu of any amounts payable to you under Section 3.6 above.

     (b) If at any time after the date hereof there is a Change of Control and
(i) your employment is terminated by the Company for any reason (other than for Cause) or (ii) you voluntarily terminate your employment for Good Cause, in either case within the greater of two years following the Change of Control or the remaining term of this Agreement, and (iii) you are not entitled to any payments under Section 3.8(a) above, the Company shall pay to you the following amount: (A) the sum of (x) your then annual salary, (y) your then most recent annual bonus, and (z) the then aggregate annual dollar amount of the payments made or to be made by the Company for purposes of providing you with the benefits set forth in paragraphs 3.3 through 3.5 above, multiplied by (B) three; provided that the maximum amount payable pursuant to this Section 3.8(b) shall be the maximum amount payable to you without triggering an excise tax under
Section 280G. The amount due under this Section 3.8(b) shall be paid to you in one lump sum within 30 days after the date your employment terminates. Subject to the Section 280G limitation referred to above, to the extent that you are not fully vested in any retirement benefits from any pension, profit-sharing or other retirement plan or program maintained by the Company, the Company shall pay directly to you the difference between the amounts which would have been paid to you had you been fully vested on the date that your employment terminates and the amounts actually paid or payable to you pursuant to such plans or programs. The amounts payable to you under this Section 3.8(b) shall be in lieu of any amounts payable to you under Section 3.6 above.

     (c) As used herein, "Change of Control" shall mean the occurrence of one or more of the following events:

          (i) after the date hereof, any person, entity or "group" as identified in Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "1934 Act"), other than B&N or any of its affiliates or you or any of your affiliates, becomes a beneficial owner (as such term is defined in Rule 13d-3 under the 1934 Act) directly or indirectly of securities representing more than 50% of the total number of votes that may be cast for the election of directors of B&N or the Company; or

          (ii) within two years after a merger, consolidation, liquidation or sale of assets involving B&N or the Company, or a contested election of a director of B&N or the Company, or any combination of the foregoing, the individuals who were

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     directors of B&N or the Company immediately prior thereto shall cease to constitute a majority of the Board; or

          (iii) within two years after a tender offer or exchange offer for voting securities of B&N or the Company, the individuals who were directors of B&N or the Company immediately prior thereto shall cease to constitute a majority of the Board.

     (d) As used herein, "Good Cause" shall mean the occurrence of one or more of the following events:

          (i) there shall have been a material modification of your duties, title or direct reports;

          (ii) there shall have been a material reduction in the compensation and benefits you receive from the Company; or

          (iii) the principal executive offices of the Company shall be relocated to a location outside of the New York City metropolitan area.

     (e) It is the intention of the parties not to trigger (i) an excise tax under Section 280G or (ii) an increase in tax (or additional tax) pursuant to
Section 409A of the Code. However, in the event either such tax is triggered as a result of the execution or performance of this Agreement and through no fault of yours, the Company covenants and agrees to pay you, at least ten days prior to the time such tax payments are required to be paid by you, an amount sufficient to pay all such additional and/or excise taxes, as the case may be, after taking into account any further income taxes due by reason of such payments (so that you will be "grossed-up" for any such additional and/or excise taxes).

     4. Non-Competition.

     4.1. Covenant. You agree that so long as you are employed by the Company and for a period of two years thereafter, you will not directly or indirectly, either as principal, agent, stockholder, employee or in any other capacity, engage in or have a financial interest in any business that is competitive with the businesses operated by the Company or any of its subsidiaries. The foregoing provision shall cease to apply after: (i) you voluntary terminate your employment for Good Cause within two years following a Change of Control; or
(ii) your employment terminates involuntarily, other than for Cause prior to a Change of Control.

     4.2. Ownership of Other Securities. Nothing in paragraph 4.1 shall be construed as denying you the right to own securities of any corporation listed on a national securities exchange or quoted in the NASDAQ System to the extent of an aggregate of 5% of the outstanding shares of such securities.

     4.3. Reasonableness. You acknowledge that the foregoing limitations are reasonable and properly required by the Company and that in the event that any such limitations are found to be unreasonable by a court of competent jurisdiction, you will submit to the reduction of such limitations as the court shall find reasonable.

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     4.4. Severability. If any of the restrictions in paragraph 4.1 should for any reason whatsoever be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of this Agreement will not be adversely affected thereby.

     4.5. Equitable Relief. You acknowledge that your services to the Company are of a unique character which give them a special value to the Company. You further recognize that any violation of the restrictions in paragraph 4.1 may give rise to losses or damages for which the Company cannot be reasonably or adequately compensated in an action at law and that such violation may result in irreparable and continuing harm to the Company. Accordingly, you agree that, in addition to any other remedy which the Company may have at law or in equity, the Company shall be entitled to injunctive relief to restrain any violation by you of the restrictions in paragraph 4.1.

     5. Indemnification. You shall be indemnified by the Company, as an officer and director of the Company and its affiliates, against all actions, suits, claims, legal proceedings and the like to the fullest extent permitted by law, including advancement of expenses, partial indemnification, indemnification following the termination of this Agreement, indemnification of your estate and similar matters.

     6. Miscellaneous.

     6.1. Entire Agreement. This Agreement constitutes the entire agreement between you and the Company with respect to the terms and conditions of your employment by the Company and supersedes all prior agreements, understandings and arrangements, oral or written, between you and the Company with respect to the subject matter hereof, including without limitation the Existing Agreement.

     6.2. Binding Effect; Benefits. This Agreement shall inure to the benefit of and shall be binding upon you and the Company and our respective heirs, legal representatives, successors and assigns.

     6.3. Amendments and Waivers. This Agreement may not be amended or modified except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Either party may, by an instrument in writing, waive compliance by the other party with any term or provision of this Agreement to be performed or complied with by such other party.

     6.4. Assignment. Neither this Agreement nor any rights or obligations which either party may have by reason of this Agreement shall be assignable by either party without the prior written consent of the other party.

     6.5. Litigation Expenses. The Company will pay any actual expenses for reasonable attorneys' fees and disbursements incurred by you, or your personal representative, in seeking to obtain or enforce any right or benefit under this Agreement, if you or your representative is the prevailing party.

     6.6. No Mitigation. In the event of termination of this Agreement by you as a result of the breach by the Company of any of its obligations hereunder, or in the event

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of the termination of your employment by the Company in breach of this
Agreement, you shall not be required to seek other employment in order to mitigate damages hereunder.

     6.7. Notices. Any notice which may or must be given under this Agreement shall be in writing and shall be personally delivered or sent by certified or registered mail, postage prepaid, or reputable overnight courier, addressed to you or the Company, as the case may be, at the address set forth on the first page hereof, or to such other address as you or the Company, as the case may be, may designate in writing in accordance with the provisions of this paragraph.

     6.8. Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and are not deemed to be a part of this Agreement or to affect the meaning and interpretation of this Agreement.


     6.9. Governing Law. This Agreement shall be construed (both as to validity and performance) and enforced in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed wholly within the State of New York.

     6.10. Survival of Rights and Obligations. All rights and obligations of you and the Company arising during the term of this Agreement shall continue to have full force and effect after the termination of this Agreement unless otherwise provided herein.


     6.11. Counterparts. This Agreement may be signed in counterparts, which together shall constitute one and the same agreement.

     If the foregoing accurately reflects our agreement, kindly sign and return to us the enclosed duplicate copy of this letter.

                                       Very truly yours,

                                       BARNESANDNOBLE.COM LLC
                                       By:  barnesandnoble.com inc., its sole
                                            manager


                                       By: /s/ Leonard Riggio
                                           -------------------------------------
                                       Name:   Leonard Riggio
                                       Title:  Chairman

ACCEPTED AND AGREED TO:


/s/ Marie J. Toulantis
----------------------
Marie J. Toulantis